Exhibit 99.1

Atossa Genetics Announces

$25 Million At-The-Market Common Stock Purchase Agreement

With Aspire Capital Fund, LLC

SEATTLE, WA – May 28, 2015 – Atossa Genetics Inc. (NASDAQ: ATOS) announced today that it has entered into a $25 million stock purchase agreement with Aspire Capital Fund, LLC. Under terms of the agreement, after the SEC declares the registration statement related to the transaction effective, Aspire has committed to purchase up to $25 million of Atossa's common stock over 30 months based on prevailing market prices over a period preceding each sale.

"By securing this important financing agreement, we have established a foundational funding program that will enable Atossa to advance towards achieving the milestones it has established for 2015 and beyond, which include initiating clinical trials with a pharmaceutical used in combination with our medical devices. Over the past two years, Aspire Capital has proven to be an excellent long-term financial partner and we look forward to continuing our work together to realize our promising future," stated Dr. Steven Quay, Chairman, CEO and President of Atossa Genetics. “This financial arrangement with Aspire will provide us with the financial resources and flexibility we seek, providing the means by which we may raise equity based on favorable market conditions and our evolving working capital needs.”

“We are very pleased to enter into this agreement that continues our relationship with Atossa. Since the first time we invested in Atossa over two years ago, the Company has made great progress as evidenced by its commercialization of the ForeCYTE and FullCYTE devices and strong growth of its pharmacogenomics testing business,” said Steven Martin, Principal of Aspire Capital. “More recently, the acquisition of the world-wide rights to develop and eventually commercialize Afimoxifene Gel for potential treatment of hyperplasia demonstrates management’s commitment to grow the Company and expand its potential. We are very happy to be part of Atossa’s progress and look forward to a long and successful relationship.”

Key aspects of the agreement with Aspire Capital include:

•	Atossa will control the timing and amount of any sales of common stock to Aspire Capital and will know the sales price before directing Aspire Capital to purchase shares;

•	Aspire Capital has no right to require any sales by Atossa, but is obligated to make purchases as Atossa directs, in accordance with the terms of the purchase agreement;
•	Aspire Capital has agreed to a long-only position;
•	There are no limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement;
•	The purchase agreement may be terminated by Atossa at any time, at its discretion, without any additional cost or penalty; and
•	Atossa has issued shares of its common stock to Aspire Capital as a commitment fee in connection with entering into the purchase agreement.

Atossa will use the net proceeds from the sales of common stock for general corporate purposes and working capital requirements.

Atossa also entered into a registration rights agreement with Aspire Capital in connection with its entry into the purchase agreement that requires the Company to file a registration statement regarding the shares sold to Aspire Capital. A more complete and detailed description of the agreement is set forth in the Company's Periodic Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

About Aspire Capital Fund, LLC

Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

About Atossa Genetics

Atossa Genetics Inc. is focused on improving breast health through the development of laboratory services, medical devices and therapeutics. The laboratory services are being developed by its subsidiary, The National Reference Laboratory for Breast Health, Inc. The laboratory services and the Company's medical devices are being developed so they can be used as companions to therapeutics to treat various breast health conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with whether the Company will be able to sell shares to Aspire under the terms of the agreement with them, whether the registration statement related to the financing with Aspire will become and remain effective with the SEC, actions by the FDA, the outcome or timing of regulatory approvals needed by Atossa to sell its products, responses to regulatory matters, Atossa's ability to achieve its objectives, continue to manufacture and sell its products, recalls of products, the safety and efficacy of Atossa's products and services, performance of distributors, whether Atossa can launch and commercialize in the United States and foreign markets the additional tests, devices and therapeutics in its pipeline in a timely and cost effective manner, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its reports on Form 10-K, 10-Q and 8-K each as amended and supplemented from time to time. Atossa does not undertake any obligation to update any forward-looking statement.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CorProminence LLC

(O) 516-222-2560

scottg@corprominence.com

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